Exhibit 10.2

August 27, 2026

Lawrence A. Kenyon

Dear Larry:

In accordance with the Amended and Restated Executive Employment Agreement, dated as of June 2, 2022 (“Employment Agreement”), entered into between you and Outlook Therapeutics, Inc. (the “Company”), this letter sets out the substance of the separation agreement (the “Agreement”) that the Company is offering you to aid in your employment transition. Any capitalized terms in this Separation Agreement will take their meaning from the Employment Agreement unless otherwise defined herein.

1. Transition; Separation. Effective September 1, 2026 (the “Transition Date”), you will cease serving as the Company’s Chief Financial Officer, Treasurer and Corporate Secretary and from any and all other positions held with the Company or any of the Company’s direct or indirect subsidiaries. From the Transition Date through September 30, 2026 (the “Planned Separation Date” and such period, the “Transition Period”), you will continue to be employed on an at-will basis in a non-executive employee role. During the Transition Period, you will work cooperatively with the Company to transition your various roles, duties, and responsibilities to designated personnel, and you will continue to receive the same base salary and employee benefits in effect as of the date hereof. The earlier of the Planned Separation Date and your actual last day of work with the Company will be the “Separation Date” for purposes of this Agreement. Your separation from employment with the Company is deemed a “separation from service,” as defined under the Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”), which entitles you to certain Accrued Obligations, as provided for in the Employment Agreement. For purposes of clarity and in alignment with the Employment Agreement, “Accrued Obligations” are (i) your accrued but unpaid salary through the date of termination, (ii) any unreimbursed business expenses incurred by you payable in accordance with the Company’s standard expense reimbursement policies, and (iii) benefits owed to you under any qualified retirement plan or health and welfare benefit plan in which you have participated in accordance with applicable law and the provisions of such plan.

2. Final Pay. On the next regularly scheduled pay date following the Separation Date or earlier if required by law, the Company will pay you all accrued salary and unused paid time off earned through the Separation Date, subject to standard payroll deductions and withholdings.

3. Severance Benefits. Your termination of employment is a termination by the Company without Cause pursuant to your Employment Agreement and in accordance therewith and with this Agreement, you will receive certain benefits related to your separation (collectively, “Severance Benefits”) subject to (i) your timely execution and non-revocation of this Agreement, including the release of claims in favor of the Company, its affiliates, and any representatives, set forth in Section 7 below (the “Release”), and this Release remains enforceable and effective as of the sixtieth (60th) day following the Separation Date; (ii) your resignation, effective on or before the Planned Separation Date as a member of the Board of Directors; and (iii) your compliance with all the terms and conditions of this Agreement. The Severance Benefits shall include:

A. Severance Payment. The Company will pay you an amount equal to the sum, less all applicable withholdings and deductions, of (i) twelve (12) months of your current Base Salary and (ii) $20,000 (collectively, the “Severance Payment”). Such Severance Payment shall be paid in a single lump sum on the Company’s first regular payroll payment date to occur in January 2027, notwithstanding Section 6.1(b)(i) of the Employment Agreement (the date that the Severance Payment is paid, the “Severance Pay Date”).

B. Bonus Payment. The Company will pay you a bonus equivalent to your full bonus Target Amount, for the current 2026 performance year. This bonus will be payable subject to standard federal and state payroll withholding requirements in a lump sum on the Severance Pay Date.

C. Stock Options. Notwithstanding the terms of any equity plan or award agreement to the contrary and notwithstanding Section 6.1(b)(iv) of the Employment Agreement, the time-based vesting conditions applicable to one hundred percent (100%) of your stock options and/or other equity awards subject to time-based vesting requirements that are outstanding and not vested as of the Separation Date (the “Outstanding Awards”) shall accelerate and are deemed to be satisfied as of the Separation Date. For the avoidance of doubt, the accelerated vesting provided under this Section 3(C) shall not apply to any liquidity event or performance-based vesting conditions applicable to any of your Outstanding Awards as of the Separation Date.

D. Health Insurance. If you timely elect continued coverage under COBRA for yourself and any of your covered dependents under the Company’s group health plans, then the Company shall pay the COBRA premiums necessary to continue your and your covered dependents’ health insurance coverage in effect until the earliest of: (i) twelve (12) months following the Separation Date (the “COBRA Severance Period”); (ii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the Separation Date through the earlier of (i)-(iii), (the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on your behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period. Nothing in this Agreement shall deprive you of your rights under COBRA or ERISA for benefits under plans and policies arising under your employment with the Company.

E. The Severance Benefits provided to you pursuant to this Section 3 are in lieu of, and not in addition to, any benefits to which you may otherwise be entitled under any Company severance plan, policy or program.

F. Any damages caused by the termination of your employment without Cause would be difficult to ascertain; therefore, the Severance Benefits for which you are eligible pursuant to this Section 3 in exchange for the Release set forth in Section 7 is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

4. Change in Control. In the event that a “Change in Control” (as defined in the Company’s 2015 Equity Incentive Plan, as such plan may be amended from time to time) occurs within two (2) months following the Separation Date (an “Applicable Change in Control”), then in addition to the Accrued Obligations set forth herein, and subject to compliance with Section 7 of this Agreement, the Company will provide the following “Change in Control Severance Benefits”:

A. The Company will pay you an amount equal to the sum, less all applicable withholdings and deductions, of (i) eighteen (18) months of your current Base Salary and (ii) $20,000 (collectively, the “CIC Severance Payment”). Such CIC Severance Payment shall be paid in a single lump sum on the Severance Pay Date, notwithstanding Section 6.2(a)(i) of the Employment Agreement.

B. The Company will pay you a bonus equivalent to your full bonus Target Amount, for the current 2026 performance year, divided by twelve (12), and then multiplied by eighteen (18). This bonus will be payable subject to standard federal and state payroll withholding requirements in a lump sum payment on the Severance Pay Date.

C. If you elect continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans following such termination, then the Company shall pay the COBRA premiums necessary to continue your and your covered dependents’ health insurance coverage in effect for yourself (and your covered dependents) on the Separation Date until the earliest of: (i) eighteen (18) months following the termination date (the “COBRA Severance Period”); (ii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii), (the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on your behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period. Nothing in this Agreement shall deprive you of your rights under COBRA or ERISA for benefits under plans and policies arising under your employment with the Company.

D. For the avoidance of doubt, because Section 3(C) of this Agreement provides for full vesting of the Outstanding Awards as of the Separation Date even in the absence of an Applicable Change in Control, the vesting provision set forth in Section 6.2(a)(iv) of the Employment Agreement shall not apply.

E. The Change in Control Severance Benefits provided to you in this Section 4 are in lieu of, and not in addition to, any benefits to which you may otherwise be entitled under any Company severance plan, policy or program, including but not limited to the Severance Benefits described in Section 3. For the avoidance of doubt, in no event shall you be entitled to benefits under both Section 3 and this Section 4. If an Applicable Change in Control occurs and you become eligible for benefits under this Section 4, the Change in Control Severance Benefits shall supersede and replace the Severance Benefits otherwise payable under Section 3, and such Change in Control Severance Benefits will be reduced by any Severance Benefits previously paid to you under Section 3.

F. Any damages caused by the termination of your employment without Cause where an Applicable Change in Control subsequently occurs would be difficult to ascertain; therefore, the Change in Control Severance Benefits for which you are eligible pursuant to this Section 4 in exchange for the Release set forth in Section 7 is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

5. Other Compensation and Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits on or after the Separation Date, except any vested right you have under the express terms of a written ERISA-qualified benefit plan (e.g. 401(k) account).

6. Expense Reimbursement. You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses in accordance with its regular business practices.

7. Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby wholly and generally release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time before and including the date you sign this Agreement. This includes, but is not limited to: (i) all claims arising from or in any way related to your employment with the Company or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, Severance Payments and other Severance Benefits, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 and the Age Discrimination in Employment Act (“ADEA”). You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release does not apply to any rights or claims arising after the date you sign this Agreement; (ii) you should consult with an attorney before signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (iv) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to the Company); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) day after you sign this Agreement provided that you do not revoke it (the “Effective Date”). YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN THOSE UNKNOWN CLAIMS THAT, IF KNOWN BY YOU, WOULD AFFECT YOUR DECISION TO ACCEPT THIS AGREEMENT. In giving the releases outlined in this Agreement, which include claims which may be unknown to you at present, you hereby expressly waive and relinquish all rights and benefits under any law of any jurisdiction with respect to your release of any unknown or unsuspected claims herein.

Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law; (iii) any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance; or (iv) any claims for breach of this Agreement. You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.

8. Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive a government-issued award for information provided to any Government Agency in connection with a government whistleblower program or protected whistleblower activity, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement (i) prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (ii) waives any rights you may have under Section 7 of the National Labor Relations Act (subject to the release of claims set forth herein).

9. Return of Property. Unless otherwise agreed to by the Company and you, you agree that, within ten (10) business days following the Separation Date, or earlier if requested by the Company, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including but not limited to any laptops, electronic devices, mobile telephones, credit cards, entry cards, and any materials of any kind which contain or embody any proprietary or confidential information of the Company. You agree that you will make a diligent search to locate any such documents, property, and information by the close of business on the Separation Date or as soon as possible thereafter. If you have used any personally owned computer or other electronic device to receive, store, review, prepare, or transmit any Company confidential or proprietary information, you shall provide the Company with a computer-useable copy of such information and then permanently delete such Company information from those systems.

10. Proprietary Information, Invention Assignment. You acknowledge and reaffirm your continuing obligations under your Employee Confidential Information and Invention Assignment Agreement (“CIIA”), incorporated herein by reference and a copy of which can be made available to you upon request.

11. Confidentiality. The provisions of this Agreement will be held in strictest confidence by the Company and you and will not be publicized or disclosed by either Party in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family and both Parties may disclose this Agreement to their attorneys, accountants, tax preparers, and financial advisors; (b) both Parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law; and (c) either Party may disclose this Agreement in accordance with the rights and obligations under this Agreement.

12. You agree that, following the Separation Date, you will reasonably cooperate with the Company and its affiliates, officers, directors, and legal counsel in connection with any pending, potential, or future litigation, arbitration, investigation, regulatory proceeding, audit, or other legal or administrative matter (each, a "Matter") relating to any period during which you were employed by the Company or in which you have relevant knowledge or was otherwise involved. Such cooperation shall include, without limitation: (i) providing reasonable availability to meet with and provide information to the Company's counsel, including external legal counsel; (ii) providing truthful and accurate information and testimony, including in depositions, interviews, hearings, or trials, if requested; (iii) reviewing and, where appropriate, executing declarations, affidavits, or other documents; and (iv) providing documents or information in your possession, custody, or control relevant to any Matter. The Company will use reasonable efforts to schedule such cooperation at times that minimize disruption to your other personal and professional commitments and will provide you with reasonable advance notice whenever practicable. The Company will reimburse you for reasonable and documented out-of-pocket expenses (including reasonable travel expenses) incurred in connection with such cooperation, and will pay you a reasonable hourly rate for time spent on cooperation obligations under this Section, provided that no payment shall be made in exchange for the substance of your testimony, and nothing in this Section shall be construed to influence the content of any testimony or statement you provide. Nothing in this Section shall (a) require you to provide anything other than truthful and accurate information or testimony; (b) prevent you from complying with a valid subpoena, court order, or other legal process, provided you give the Company prompt written notice of any such process to the extent permitted by law; or (c) restrict your rights under applicable whistleblower protection laws, including the right to communicate with, provide information to, or otherwise cooperate with any government agency or regulator without prior notice to the Company. You further agree not to voluntarily assist any adverse party in any Matter against the Company, except as compelled by law. Your obligations under this Section shall survive the termination of your employment and this Agreement and shall continue until the final resolution of all Matters as to which cooperation was requested. The Company shall reasonably accommodate any conflicts with your subsequent employment obligations.

13. Non-Disparagement. Except to the extent permitted by Section 7 above, you agree not to disparage the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement prohibits or restrains you from making disclosures protected under the whistleblower provisions of federal or state law or from exercising your rights to engage in protected speech under Section 7 of the National Labor Relations Act, if applicable. Furthermore, the Company shall instruct its current officers and directors not to disparage you in any manner likely to be harmful to your personal and business reputation; provided that the Company and its officers and directors shall not be prohibited from responding accurately and fully to any request for information if required by legal process or in connection with a government investigation.

14. No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the section of this Agreement entitled “Protected Rights”) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

15. Representations. You hereby represent that you: (i) have been paid all compensation owed and for all hours worked; received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, or otherwise; (ii) that you understand and agree that the promises and payments in consideration of this Agreement shall not constitute an admission of any liability or obligation by the Company to you or any other person and that the Company makes no such admission, and (iii) that you have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

16. Section 409A. It is intended that all of the benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, an exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder (“Section 409A”), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. If any such amount is or becomes subject to the requirements of Section 409A, this Agreement will be construed in a manner that complies with Section 409A, and any ambiguities herein shall be interpreted accordingly. Each installment of severance benefits, if any, is a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i). However, if such exemptions are not available and you are, as of your Separation from Service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of payment of the severance benefits shall be delayed until the earlier of (i) six months and one day after your Separation from Service, or (ii) your death. Payment of severance benefits shall not commence until you have a Separation from Service. If severance benefits are subject to Section 409A and the Release consideration period begins in one calendar year and ends in the following calendar year, the Release will not be deemed effective, for purposes of the commencement of payment of such severance benefits, any earlier than the first day of the second calendar year.

17. Miscellaneous. This Agreement constitutes the complete, final, and exclusive embodiment of the entire agreement between you and the Company concerning its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors, and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors, and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement, and the provision in question will be modified by the court to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. You have the right to consult with an attorney before signing this Agreement. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the state of Illinois without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter.

If you have any questions, please get in touch with me at [intentionally redacted].

Sincerely,

/s/ Bob Jahr
Bob Jahr
CEO, Outlook Therapeutics, Inc.

Signed and Agreed to by:

/s/ Lawrence A. Kenyon
Lawrence A. Kenyon
Date: August 27, 2026